Exhibit 99.1

RH EXPLORING POTENTIAL $300 MILLION CONVERTIBLE NOTES OFFERING

CORTE MADERA, Calif.—(BUSINESS WIRE)—September 12, 2019— RH (NYSE: RH) announced today that it intends to explore a potential offering of $300 million aggregate principal amount of convertible notes due 2024 in a private offering to qualified institutional buyers.

In the event the Company chooses to complete the proposed $300 million offering, RH would expect to enter into convertible note hedge and warrant transactions that are designed to offset the effect of dilution from the conversion of the notes up to 100% or more of the common stock price at the time of pricing of the notes.

The proceeds from the offering would primarily be used to retire the Company’s $200 million of outstanding second lien debt, reduce outstanding borrowings under the Company’s credit facility and to pay the net costs of the convertible note hedge and warrant transactions. The retirement of the Company’s second lien debt would reduce interest expense by approximately $6.5 million in the second half of fiscal 2019, and $18 million on an annual basis, and would enable the Company to increase adjusted diluted earnings per share by approximately $0.20 to $0.25 this year, and $0.65 to $0.70 in fiscal 2020.

The interest rate, conversion price and other terms of any new issuance of notes are subject to the final pricing determination in connection with any offering. The notes would be convertible into cash, shares of RH’s common stock, or a combination thereof, at RH’s election.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The notes and the shares of common stock issuable upon conversion of the notes, if any, will not be registered under the Securities Act of 1933, as amended (the “Act”) or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state laws.

About RH

RH (NYSE: RH) is a curator of design, taste and style in the luxury lifestyle market. The Company offers collections through its Retail Galleries, Source Books, and online at RH.com, RHModern.com, RHBeachHouse.com, RHBabyandChild.com, RHTeen.com, and waterworks.com.

Forward Looking Statements

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward looking” statements include statements relating to, among other things, the proposed offering of the notes, the anticipated terms of the notes and the convertible note hedge and warrant transactions as well as any dilution impact to holders of the common stock, any implications regarding the possible future price of the Company’s common stock, the expected use of the net proceeds from these transactions, the Company’s expectations regarding a reduction in interest expense, the Company’s expectations regarding an increase in adjusted diluted earnings per share, the Company’s expectations concerning market conditions for an offering of the notes, and any statements or assumptions underlying any of the foregoing. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The forward-looking statements in this press release speak only as of the date of this press release and are subject to uncertainty and changes. Given these circumstances, you should not place undue reliance on these forward-looking statements. RH expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such forward-looking statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based. The Company is not able to provide a reconciliation of the Company’s estimate regarding the increase in adjusted diluted earnings per share for fiscal year 2019 or fiscal year 2020 to the corresponding GAAP measure without unreasonable effort because of the uncertainty and variability of the nature and amount of certain charges and gains removed from the corresponding GAAP measure in computing adjusted diluted earnings per share.

Contact

Allison Malkin

203-682-8225

allison.malkin@icrinc.com